December 22, 2000

James A. Bixby
7878 Revelle Drive
San Diego, CA  92037

Dear Jim:

On behalf of Path 1 Network Technologies Inc., I would like to invite you to become a Director on our Board of Directors. We believe your skills and talents would greatly add to this distinguished panel.

    Position:               Director

    Reporting to:           Chairman of the Board of Directors
    Monthly Compensation:   US$2,000
    Stock Options:          Incentive stock options on 25,000 shares of Class B
                            Common Stock with an exercise price of US$4.35 per share fully vesting quarterly over a two (2) year period in accordance with the company's 1999 Stock
                            Option Plan, subject to Board approval.

    Start Date:             December 22, 2000

We look forward to your acceptance of this offer and to a mutually rewarding professional relationship.

Sincerely,

Path 1 Network Technologies Inc.

/s/ Ronald D. Fellman, Ph.D.
Ronald D. Fellman, Ph.D.
Chairman of the Board



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         If you agree to all the terms and conditions of this agreement,  please sign and return to me, at which time it will become binding.
          /s/ James A. Bixby                               12/22/00
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        James A. Bixby                                   Date